Exhibit 10.15

AMEDED & RESTATED SERVICES AGREEMENT

This Amended & Restated Services Agreement (this “Agreement”) is entered and effective as of 10/10/2022 (the “Effective Date”), by and between Flewber Global Inc., a Delaware corporation (the “Company”) and Moneta Advisory Partners, LLC, a Delaware limited liability company (“MAP” and together with the Company, the “Parties”).

RECITALS

A.	MAP has agreed to provide certain services to the Company and the Company has agreed to engage MAP to provide such services.

B.	The Parties would like to enter into this Agreement to define the Parties’ rights and obligations under which MAP shall provide services to the Company.

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto and of other good and valuable consideration, the receipt and sufficiency of such are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE 1
SERVICES ARRANGEMENT

1.1 Services. MAP agrees to provide services to the Company, on the terms and conditions set forth below.

1.2 Term. The term of this Agreement shall begin on the Effective Date and continue until the End of Term Date set forth on Exhibit A unless terminated earlier by either Party pursuant to Article 3 (the “Term”).

1.3 Duties. MAP agrees to undertake and perform all duties and services set forth on Exhibit A to this Agreement (the “Services”). MAP shall perform the Services herein faithfully, diligently, to the best of MAP’s ability, and in the best interests of the Company. MAP shall perform the Services in a good, safe and workmanlike manner, in accordance with the best industry practices, and with at least the same degree of skill, care and diligence ordinarily expected of skilled and experienced contractors and consultants engaged in similar services in the same or similar circumstances and conditions.

1.4 Policies. MAP shall adhere to and comply with the policies and procedures adopted by the Company, as amended from time to time, and the laws, regulations, policies and industry standards of all applicable regulatory agencies, stock exchanges and security commissions.

1.5 Independent Contractor. MAP’s relationship with the Company shall be that of an independent contractor. MAP shall not be entitled to any compensation for the performance of the Services other than as set forth in this Agreement.

(a) MAP acknowledges and agrees that MAP shall not be eligible for any Company employee benefits and, to the extent MAP otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, MAP (on behalf of itself and any of its employees) hereby expressly declines to participate in such Company employee benefits.

(b) MAP shall have full responsibility for applicable withholding taxes for all compensation paid to MAP under this Agreement, and for compliance with all applicable labor and employment requirements with respect to MAP and its principals / employees (as the case may be). MAP agrees to indemnify, defend, and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor, or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to MAP.

(c) MAP shall be solely responsible for determining the method, details and means of performing the Services. MAP may, at its own expense, employ or engage the services of employees, subcontractors, partners or agents, as MAP deems necessary to perform the Service; provided, however, that no such entities or individuals shall be entitled to the payment of any compensation in addition to the compensation payable to MAP under this Agreement.

1.6 Disqualification. MAP represents and warrants to the Company that MAP does not have any “bad actor” disqualification set forth in Rule 506 (d) of Regulation D under the Securities Act of 1933.

ARTICLE 2
COMPENSATION

2.1 Payments. The Company shall pay to MAP, as remuneration for services, the fee set forth in Exhibit A.

2.2 Reimbursement for Business Expenses. Except for expenses associated with the services specifically enumerated on Exhibit A, during the term of this Agreement, the Company shall reimburse MAP for all other reasonable, documented and pre-approved out of pocket traveling and other expenses actually, properly and necessarily incurred by MAP in connection with the performance of the Services in accordance with the policies set from time to time by the Company, in its sole discretion. MAP shall furnish such receipts, vouchers or other evidence as are required by the Company to substantiate such expenses. The Company will also provide office space in its NYC headquarters (as determined in Flewber’s discretion) to MAP for periodic use in connection with the delivery of services herein.

ARTICLE 3
TERMINATION

3.1 Termination. Either party shall have the right to terminate this Agreement upon written notice, for “Cause” (as defined below), prior to the expiration of the Term. Whatever the circumstances of the termination may be, the Parties shall continue to be bound after termination by Articles 4, 5, 6, 7, 8, and 9 of this Agreement. The date of any termination pursuant to this Section

3.1 shall be referred to as the “Termination Date”.

3.2 Termination for Cause by the Company. If the Company terminates this Agreement for Cause (as defined below), in addition to any other remedies that the Company may be entitled to at law or in equity, MAP shall forfeit any equity compensation or other compensation not already received by MAP or not already vested as of the Termination Date.

3.3 Cause. For purposes of this Agreement, “Cause,” with respect to the Company’s termination for Cause, shall mean the following (i) MAP’s commission of an act of fraud, theft or dishonesty against the Company; (ii) willful or wanton misconduct, recklessness, or gross negligence by MAP in the performance of the Services; (iii) if MAP is determined by a court of competent jurisdiction to have a “bad actor” disqualification as set forth in Rule 506(d) of Regulation D under the Securities Act of 1933, (iv) a breach by MAP of any material obligation of MAP under this Agreement, and (v) unwillingness of MAP to perform the Services continuing for a period of five (5) business days after notice to MAP. “Cause”, with respect to MAP’s termination for Cause, shall mean the discovery by MAP (or its representatives) in any of the Company’s regulatory filings, financial statements or in any other information provided to current or prospective investors or regulators, of any untrue statement of a material fact by the Company or the Company’s omission of a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. In the event of MAP’s termination of the Agreement for Cause, MAP shall be entitled to retain all compensation issued or otherwise due to MAP hereunder.

ARTICLE 4

NON-SOLICITATION AND NON-COMPETE

4.1 Non-Solicitation of Employees. During the Term and for two (2) years following such time, MAP shall not directly or indirectly solicit for employment or for independent contractor work any employee of the Company or its affiliates and shall not encourage any such employee to leave the employment of the Company or its affiliates.

4.2 Non-Solicitation of Customers and Business Partners. During the term and for two (2) years following such time, MAP shall not directly or indirectly solicit (i) any current or prospective customer of the Company to divert, transfer, withdraw or otherwise take any business from the Company; (ii) any business partner that invests with the Company or an affiliate of the Company or that provides products or services to the Company, or that has entered into a business relationship with the Company, to provide similar products or services to, or to enter into a similar business relationship with, any other individual or entity.

4.3 Non-Compete. MAP agrees that during the Term and for a period of twelve (12) months thereafter, MAP will not be an employee, agent, director, owner, partner, MAP, creditor of or otherwise directly or indirectly be connected with or provide services to or participate in the management, operation or control of any Company which is in competition with the Company. For the purposes hereof, any business that provides charter or non-commercial flight services or provides brokerage services for charter or non-commercial flights shall be considered in competition with the Company; provided, however, that MAP shall be permitted to continue to do business with the jet charter businesses set forth in Section E of Exhibit A to this Agreement.

ARTICLE 5
CONFIDENTIALITY

5.1 Nondisclosure. MAP acknowledges that in the course of providing services to the Company, MAP will have access to confidential information. Confidential information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, whether or not marked or otherwise identified as confidential or proprietary, relating directly or indirectly to: business processes, practices, methods, policies, plans, documents, research, reports, notes, communications, drawings, experimental results and reports, operations, services, strategies, techniques, agreements and the terms thereof, transactions, potential transactions, designs, models, formulae, treatments, ideas, inventions, developments, discoveries, unpublished patent applications, know-how, trade secrets, works of authorship, computer programs and software, source code, algorithms, applications, databases, technologies, manuals, systems, specifications, customer and client information, supplier and vendor information, financial information, accounting and legal information, marketing and advertising information, sales and pricing information, and personnel information of the Company and/or any of its affiliates, or of any other person or entity that has entrusted information to the Company in confidence (“Confidential Information”). MAP acknowledges that all Confidential Information is and shall continue to be the exclusive property of the Company or its affiliates, whether or not prepared in whole or in part by MAP and whether or not disclosed to or entrusted to MAP in connection with service for the Company. MAP agrees not to disclose Confidential Information, directly or indirectly, under any circumstances or by any means, to any third persons without the prior written consent of the Company. MAP agrees that it will not copy, transmit, reproduce, summarize, quote, or make any commercial or other use whatsoever of Confidential Information, except as may be necessary to perform work done by MAP for the Company. MAP agrees to exercise the highest degree of care in safeguarding Confidential Information against loss, theft or other inadvertent disclosure and agrees generally to take all steps necessary or requested by the Company to ensure maintenance of the confidentiality of the Confidential Information.

5.2 Exclusions. Section 5.1 shall not apply to the following information: (a) information now and hereafter voluntarily disseminated by the Company to the public or which otherwise becomes part of the public domain through lawful means; (b) information already known to MAP as documented by written records which predate the Effective Date; (c) information subsequently and rightfully received from third parties and not subject to any obligation of confidentiality; and (d) information independently developed by MAP after termination of the Services without using or referring to the Confidential Information of the Company or its affiliates.

5.3 Subpoenas; Cooperation in Defense of the Company. If MAP, during the Term or thereafter, is served with any subpoena or other compulsory judicial or administrative process calling for production of Confidential Information or if MAP is otherwise required by law or regulation to disclose Confidential Information, MAP will immediately, before making any such production or disclosure, notify the Company in writing and provide it with such information as may be necessary for the Company to take such action as the Company deems necessary to protect its interests. MAP agrees to cooperate reasonably with the Company, whether during the Term or thereafter, in the prosecution or defense of all threatened claims or actual litigation in which the Company is or may become a party, whether now pending or hereafter brought, in which MAP has knowledge of relevant facts or issues. MAP shall be reimbursed for its reasonable expenses and for travel time due to cooperating with the prosecution or defense of any litigation for the Company.

5.4 Confidential Proprietary and Trade Secret Information of Others. MAP represents that it has disclosed to the Company all agreements to which MAP is or has been a party regarding the confidential information of others and MAP understands that MAP’s execution of this Agreement with the Company will not require MAP to breach any such agreement. MAP will not disclose any such confidential information to the Company nor induce the Company to use any trade secret or proprietary information received from another under an agreement or understanding prohibiting such use or disclosure.

5.5 No Unfair Competition. MAP hereby acknowledges that the sale or unauthorized use or disclosure of any of the Company’s confidential material obtained by MAP by any means whatsoever, at any time before, during, or after the Term shall constitute unfair competition. MAP shall not engage in any unfair competition with the Company or its affiliates either during the Term, or at any time thereafter.

ARTICLE 6

COMPANY’S OWNERSHIP IN MAP’S WORK

6.1 Company’s Ownership. MAP agrees that all inventions, discoveries, improvements, trade secrets, formulae, techniques, processes, and know-how, whether or not patentable, and whether or not reduced to practice, that are conceived or developed during the Term, either alone or jointly with others, if on the Company’s time, using the Company’s equipment, supplies, facilities, or trade secret information or relating to the Company shall be owned exclusively by the Company, and MAP hereby assigns to the Company all MAP’s right, title, and interest in all such intellectual property. MAP agrees that the Company shall be the sole owner of all domestic and foreign patents or other rights pertaining thereto, and further agrees to execute all documents that the Company reasonably determines to be necessary or convenient for use in applying for, prosecuting, perfecting, or enforcing patents or other intellectual property rights, including the execution of any assignments, patent applications, or other documents that the Company may reasonably request. This provision is intended to apply only to the extent permitted by applicable law.

6.2 Ownership of Copyrights. MAP agrees that all original works of authorship not otherwise within the scope of Section 6.1 that are conceived or developed during MAP’s engagement with the Company, either alone or jointly with others, if on the Company’s time, using the Company’s facilities, or relating to the Company shall be owned exclusively by the Company, and MAP hereby assigns to the Company all of MAP’s right, title, and interest in all such original works of authorship. MAP agrees that the Company shall be the sole owner of all rights pertaining thereto, and further agrees to execute all documents that the Company reasonably determines to be necessary or convenient for establishing in the Company’s name the copyright to any such original works of authorship. MAP shall claim no interest in any inventions, copyrighted material, patents, or patent applications unless MAP demonstrates that any such invention, copyrighted material, patent, or patent application was developed before he began providing any services for the Company. This provision is intended to apply only to the extent permitted by applicable law.

6.3 Ownership of Records. Any written record that MAP may maintain of inventions, discoveries, improvements, trade secrets, formulae, processes, or know-how, whether or not patentable and whether or not reduced to practice, and any such records relating to original works of authorship made by MAP, alone or jointly with others, in the course of MAP’s engagement with the Company shall remain the property of the Company. MAP shall furnish the Company with any and all such records immediately upon request.

6.4 Return of Company’s Property and Materials. Upon termination of MAP’s services with the Company, MAP shall promptly deliver to the Company all Company property and materials that are in MAP’s possession or control, including all of the information described as Confidential Information in Section 5.1 of this Agreement and including all other information relating to any inventions, discoveries, improvements, trade secrets, formulae, processes, know-how, or original works of authorship of the Company.

ARTICLE 7
INDEMNIFICATION

7.1 By the Company. The Company agrees to indemnify and hold harmless MAP with respect to any liability (and actions in respect thereof) incurred by MAP by virtue of a breach of this Agreement by the Company and any reckless, negligent, fraudulent or intentional misconduct of the Company or its officers, directors or representatives and shall reimburse MAP for any reasonable legal expenses reasonably incurred in connection with investigating or defending any such liability or action, provided that the Company shall have the right to control the defense of any claim giving rise to such liability and no such claim shall be settled without the consent of Company. The foregoing provisions shall survive termination of this Agreement and any investigation with respect thereto by any party hereto and shall not apply to any such losses, claims, related expenses, damages or liabilities arising out of or in connection with MAP’s willful misconduct, fraud, negligence or material breach of this Agreement.

7.2 By MAP. MAP agrees to indemnify and hold harmless the Company (including each of its directors, officers, employees, partners and agents) with respect to any liability (and actions in respect thereof) incurred by the Company by virtue of a breach of this Agreement by MAP and any reckless, negligent, fraudulent or intentional misconduct of MAP and shall reimburse the Company for any reasonable legal expenses reasonably incurred in connection with investigating or defending any such liability or action. The foregoing provisions shall survive termination of this Agreement and any investigation with respect thereto by any party hereto and shall not apply to any such losses, claims, related expenses, damages or liabilities arising out of or in connection with Company’s willful misconduct, fraud, negligence or material breach of this Agreement.

ARTICLE 8
ARBITRATION

Except for disputes, controversies, or claims or other actions seeking injunctive or equitable relief, which may be brought before any court having jurisdiction, any controversy, dispute, or claim (“Claim””) whatsoever between MAP on the one hand, and the Company, or any of its affiliated entities or any of its employees, officers, directors, agents, and representatives of the Company or its affiliated entities on the other hand, shall be settled by binding arbitration, at the request of either party, under the rules of the American Arbitration Association. The arbitrator shall be a retired federal or state judge with at least ten-year’s experience as a judge. The arbitrator shall apply New York law. The demand for arbitration must be in writing and made within the applicable statute of limitations period. The arbitration shall take place in New York, NY. The Parties shall be entitled to conduct reasonable discovery, including conducting depositions and requesting documents. The arbitrator shall have the authority to resolve discovery disputes, including but not limited to determining what constitutes reasonable discovery. The arbitrator shall prepare in writing and timely provide to the Parties a decision and award which includes factual findings and the reasons upon which the decision is based.

The decision of the arbitrator shall be binding and conclusive on the Parties, except as may otherwise be required by law. Judgment upon the award rendered by the arbitrator may be entered in any court having proper jurisdiction. Each party shall bear its or his own fees and costs incurred in connection with the arbitration, except that the arbitrator may award attorneys’ fees and costs in accordance with applicable law.

Both the Company and MAP understand and agree that by using arbitration to resolve any Claims between MAP and the Company (or its affiliates) they are giving up any right that they may have to a judge or jury trial with regard to those Claims.

ARTICLE 9
MISCELLANEOUS

9.1 Entire Agreement; Waiver. This Agreement together with any exhibits or schedules attached hereto, including any documents expressly incorporated into it by the terms of this Agreement, constitutes the entire agreement between the Parties and supersedes all prior oral and written agreements, understandings, negotiations, and discussions relating to the subject matter of this Agreement. With this Agreement the Parties rescind any previous agreements or arrangements between themselves. Any supplement, modification, waiver, or termination of this Agreement is valid only if it is set forth in writing and signed by both Parties. The waiver of any provision of this Agreement shall not constitute a waiver of any other provisions and, unless otherwise stated, shall not constitute a continuing waiver.

9.2 Amendments. This Agreement can be modified only by a written instrument executed by MAP and the Company or its successor on behalf of the Company.

9.3 Severable Provisions. The provisions of this Agreement are separate and distinct, and if any provisions are determined to be unenforceable in whole or in part, the remaining provisions, and the enforceable parts of any partially unenforceable provisions, shall nevertheless be enforceable.

9.4 Surviving Terms. The provisions of Articles 4, 5, 6, 7, 8, and 9 shall survive the Term of this Agreement and the termination of MAP’s services.

9.5 Successors and Assigns. The Company may assign its rights and delegate its duties under this Agreement. MAP may assign his rights under this Agreement only with the Company’s prior written consent. MAP may not delegate his duties.

9.6 Cooperation. From and after the termination of MAP’s services to the Company, MAP agrees, upon the Company’s request, to reasonably cooperate in any investigation, litigation, arbitration or regulatory proceeding regarding events that occurred during the time that MAP is retained by the Company or its affiliates. MAP shall make itself reasonably available to consult with the Company’s counsel, to provide information and to appear to give testimony. The Company will, to the extent permitted by law, reimburse MAP for any reasonable out-of-pocket expenses that MAP incurs in extending such cooperation, so long as MAP provides the Company with advance written notice of MAP’s request for reimbursement and provides satisfactory documentation of the expenses.

9.7 Governing Law. Regardless of the choice of law provisions of New York or of any other jurisdiction, New York law shall in all respects govern the validity, construction, and interpretation of this Agreement.

9.8 Headings. Section and subsection headings do not constitute part of this Agreement. They are included solely for convenience and reference, and they in no way define, limit, or describe the scope of this Agreement or the intent of any of its provisions.

9.9 Notice. Any notice or other communication required or permitted under this Agreement shall be in writing to the address set forth on Exhibit A and shall be deemed to have been given (i) if personally delivered, when so delivered, (ii) if mailed, one week after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address listed below, (iii) if sent by electronic email to the email address listed below, upon receipt of confirmation by the receiving party or (iv) by national overnight delivery service upon receipt. In order for a party to change its address or other information for the purpose of this section, the party must first provide notice of that change in the manner required by this section.

9.10 Advice of Counsel. The Parties each agree and represent that they (i) have had advice of counsel of their choosing or had the opportunity of obtaining advice of counsel, in the negotiation and the preparation of this Agreement, (ii) have read this Agreement, and (iii) are fully aware of the contents and legal effect of this Agreement.

9.11 Counterparts; Facsimile; PDF. This Agreement may be executed in one or more counterparts, including facsimile and PDF electronic copies, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Company shall not be bound by compensation set forth on Exhibit A unless such exhibit is initialed by the Company representative signing this Agreement on behalf of the Company.

9.12 Equitable Remedies. The Parties recognize that irreparable injury will result to the Company if MAP breaches any provision of this Agreement, and MAP agrees that if it should engage, or directly cause any other person or entity to engage, in any act in violation of any provision of Sections 4, 5 or 6 of this Agreement, then the Company shall be entitled, in addition to any other remedies, damages and relief as may be available under applicable law, to seek an injunction prohibiting MAP from engaging in any such act or specifically enforcing this Agreement, as the case may be. It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

(Signature page immediately follows)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized representatives as of the Effective Date.

FLEWBER GLOBAL INC.		MONETA ADVISORY PARTNERS, LLC

By:	/s/ Marc Sellouk	By:	/s/ Marc LoPresti
Name:	Marc Sellouk	Name:	Marc LoPresti
Title:	CEO	Title:	Managing Director

EXHIBIT A

Additional Terms

Initially capitalized terms not otherwise defined herein shall have the meanings given to those terms in the Services Agreement to which this Exhibit A is attached.

A.	Moneta Advisory Partners shall[1]:

i.	Offer the services of one of MAP’s principals as members of the Company’s Advisory Board, whose service on the Company’s Advisory Board shall be at the sole determination of the Company.

ii.	Make MAP’s principals available (on prior notice and based on reasonable availability) to attend meetings (virtually or in-person where possible) to provide such business insight and to discuss strategy for the effective usage of the services listed below.

iii.	Make introductions (in MAP’s discretion) to acquisition targets and potential strategic partners.

iv.	Provide strategic advice related to the Company’s overall business plan and the execution thereof.

v.	MAP will participate in the presentation of the Company at various in-person conferences (institutional and retail-investor oriented, as selected by MAP) on a best-efforts basis. As of the date of this Amended & Restated Agreement, the Company has been invited to attend (and has attended) the following conferences (at MAP’s expense): BattleFin Discovery Day at the Intrepid (June, 2022 NYC) and Jet Net Business Aviation Conference (NYC September 2022).

vi.	Conduct no less than two (2) executive interviews that will be used to create awareness of the Company’s products and services by dissemination via social media and traditional media channels. At least one (1) of these executive interviews will be conducted at the NASDAQ MarketSite or NYSE in NYC. MAP will be responsible for the creation and editing of such content and will conceive and conduct a social media campaign that will include promoted advertising (Facebook, Instagram, etc.). MAP will also opportunistically broadcast edited clips of the aforementioned executive interviews as interstitial content during live and virtual events. The aforementioned interviews have been completed as of the date of this Amended & Restated Agreement.

vii.	Provide, opportunistically and in MAP’s discretion, broadcast media coverage and/or executive interview placement on major financial news networks (i.e. – CNBC, Bloomberg, Fox Business).

viii.	Produce and distribute, via MAP’s relationships with streaming aggregation platforms, “Coffee in the Clouds”, an interview series to be produced in aircraft provided by the Company.

[1]	Distribution of any content or public discussion of the Company while a private placement is being conducted shall only occur in strict compliance with applicable securities laws (i.e. – Reg. A+. / Rule 506(c) of Reg. D).

Exhibit A-1
Flewber		MAP

ix.	Create editorial content (creation and distribution) in the form of a customized editorial research report focused on the Company’s position as emerging leader in the private aviation sector (including competitive analysis and industry outlook). The aforementioned research report has been completed as of the date of this Amended & Restated Agreement.

x.	If requested, MAP will make academic, industry executive and governmental official introductions (through registered lobbyists only) to assist the Company with various initiatives.

B.	End of Term Date: March 9, 2023.

C.	Fees & Expenses.

i.	One Hundred Fifty Thousand Dollars ($150,000), which has been paid as of the date of this Amended & Restated Agreement. This amount shall be used to cover expenses associated with the services listed above in this Exhibit A, including, but not limited to, travel fees and expenses and per diem costs related to MAP’s principals.

ii.	36-month Warrants to purchase 50,000 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”) at an exercise price of $3.00/share which shall be vested as of the date of this Amended & Restated Agreement.

D. MAP is not a Broker/Dealer and will not be acting as one. MAP does not engage in web based, hype promotion. MAP will not discuss the Company’s stock price (current or projected) in connection with the services described hereunder. MAP shall comply in all respects with applicable federal and state securities laws.

Upon the Company’s commencement of filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if applicable, the Company undertakes and agrees to use its best efforts to remain compliant in its filings under the Exchange Act and that Company will provide any legal opinions required, pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (“Rule 144”), for the sale of any of the Warrant Shares (“Rule 144 Opinions”), and reimburse any fees incurred by MAP for any Rule 144 Opinions at any time that any of the Warrant Shares are eligible for sale, pursuant to Rule 144.

The Warrants constitute a retainer and commencement incentive and consideration now earned, due and owing to MAP for entering into this Agreement and allocating its professional time and resources for the benefit of the Company during the Term. The Company acknowledges that MAP must forego other opportunities to enter into this Agreement. As such, the Warrants are deemed irrevocably and fully-earned as of the applicable dates on which they are issued, and any calculation of the statutory holding period for removal of restrictive legends under Rule 144 shall be measured from the date that the Warrants are exercised and the applicable Warrant Shares have been paid for, in full.

Company confirms that the above-referenced Warrants are being/have been issued without encumbrance, that the shares of Common Stock issuable upon exercise of the Warrants, upon full payment by MAP therefor, pursuant to the provisions of the Warrants, will be fully paid and non-assessable shares of Common Stock and, upon compliance with the requirements of Rule 144 will be eligible to have the restrictive legends removed and to be freely tradable, as applicable. Further, there is no action, proceeding or investigation pending or threatened which questions the validity of the issuance of the Shares to MAP or any of the forgoing representations.

Exhibit A-2
Flewber		MAP

E. Permitted Businesses. Notwithstanding the provisions of Section 4.3 of this Agreement with respect to MAP’s agreement not to compete with the business of the Company, MAP shall be permitted to continue doing business with the following jet charter businesses:

1)	Wheels Up Private Jets, LLC (and its subsidiaries)

2)	Jet Rebellion, Inc.

3)	VeriJet, Inc. through its potential merger with MAP consulting client TKB Technologies, Inc.

Exhibit A-3
Flewber		MAP

F. Addresses. For purposes of notice under this Agreement the addresses of the Company and MAP are as follows:

Company:	Flewber Global Inc.
1411 Broadway, 38th Floor
New York, NY 10018
Attn: Marc Sellouk, CEO
Email: msellouk@flewber.com

With a copy to:
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, NY 10105
Attention: Scott M. Miller, Esq.
Email: smiller@egsllp.com

MAP:	Moneta Advisory Partners, LLC
8201 Peters Road, Suite 1000
Plantation, FL 33324 USA
Attn: Jon Najarian, Managing Director
Email: jon@ice135.com

Exhibit A-4
Flewber		MAP